As filed with the Securities and Exchange Commission on May 22, 2012
Registration No. 333-171380

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hemagen Diagnostics, Inc.	Delaware	04-2869857
(Exact Name of Registrant as Specified in Its Charter)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification Number)

9033 Red Branch Road
Columbia, Maryland  21045
(410) 740-3198
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
____________________________

William P. Hales
Chief Executive Officer
Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland  21045
(443) 367-5500
Facsimile (410) 997-7812
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

with a copy to:

F. Mark Reuter, Esq.
Keating Muething & Klekamp PLL
One East Fourth Street
Suite 1400
Cincinnati, Ohio 45202
(513) 579-6469
Facsimile (513) 579-6457

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

______________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22,  2012

Prospectus

HEMAGEN DIAGNOSTICS, INC.

Common Stock

On September 30, 2009 we completed an exchange offer pursuant to which holders of 8% Senior Subordinated Secured Convertible Notes due 2009 exchanged those Notes for modified 8% Senior Subordinated Secured Convertible Notes due 2014.  In this prospectus we refer to these modified 8% Senior Subordinated Secured Convertible Notes due 2014 as “Modified Notes due 2014” or “2014 Notes.”  The Modified Notes due 2014 are convertible by holders into shares of Common Stock at $0.35 per share after September 30, 2009.  At this conversion price, the total value of the Common Stock underlying the Modified Notes due 2014 is $4,049,859.  We can require the conversion of these Modified Notes due 2014 to shares of Common Stock at any time after our shares of Common Stock trade at or above $0.70 per share for fifteen consecutive trading days.  In connection with the exchange offer, we agreed to use our best efforts to register the shares of Common Stock that may be acquired upon conversion of the Modified Notes due 2014.  We refer to these shares of Common Stock as the “Common Stock” or the  “securities.”

The selling securityholders named in this prospectus may sell, from time to time after September 30, 2009, 11,571,023 shares of Common Stock that may be acquired upon conversion of our Modified Notes due 2014.

We will not receive any proceeds from the sale of any of these securities by the selling securityholders.  This prospectus contains general information about these securities.

Our Common Stock is traded on the over-the-counter bulletin board (OTC-BB) market under the symbol “HMGN.”  On May 21, 2012, the per share closing price of our Common Stock on the OTC-BB was $0.03.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May22, 2012.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
MODIFIED NOTES DUE 2014	2
RISK FACTORS	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
HEMAGEN DIAGNOSTICS, INC.	9
USE OF PROCEEDS	10
DESCRIPTION OF COMMON STOCK	11
MARKET FOR COMMON STOCK	11
DIVIDENDS	12
SELLING SECURITYHOLDERS	12
PLAN OF DISTRIBUTION	24
LEGAL MATTERS	26
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1−800−SEC−0330 for further information on the Public Reference Room. Our Annual Report on Form 10−K, Quarterly Reports on Form 10−Q, and Current Reports on Form 8−K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Information Incorporation by Reference” are also available on our Internet website, http://www.hemagen.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents.  The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.  This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission.  These documents contain important information about us and our finances.

SEC Filings (File No. 001-11700)	Period
Annual Reports on Form 10-K	Years Ended September 30, 2010 and 2011
Quarterly Reports on Form 10-Q	Quarters ended: December 31, March 31 and June 30; December 31, March 31, 2011 and June 30, 2011; March 31, 2012
Registration Statement on Form 8-A	Filed on February 2, 1993.

All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the securities under this document shall also be deemed to be incorporated herein by reference.  Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Catherine M. Davidson
Chief Financial Officer
Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045
(443) 367-5500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement.  No one else is authorized to provide you with any other information or any different information.  We are not making an offer of securities in any state where an offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

MODIFIED NOTES DUE 2014

We issued a total of $6,315,000 in units during April and May, 2000.  These units consisted of $6,315,000 principal amount of 8% Senior Subordinated Secured Convertible Notes due 2005,  1,184,072 shares of our common stock and 2,526,000 warrants to purchase 2,526,000 shares of our common stock.  The warrants were exercisable at $2.75 per share until April 30, 2002 and the notes were convertible at a $2.50 per share price.  We issued the units in a private placement. The warrants expired and were never exercised.

Beginning in September 2004 the Company conducted an exchange offer in which it exchanged 5,100,000 shares of Common Stock and $4,050,000 in principal amount of  8% Senior Subordinated Convertible Notes due 2009 for its then outstanding 8% Senior Subordinated Secured Convertible Notes due 2005, the aggregate principal amount of which was then $6,090,000.  These new notes were convertible at a $0.75 per share price.

In September 2009 we exchanged $4,049,858.01 principal amount of 8% Senior Subordinated Secured Convertible Notes due 2014 (the “2014 Notes”)  for the Notes due 2009.

The 2014 Notes mature on September 30, 2014, with no principal payments required until maturity.  The 2014 Notes provide for quarterly interest payments at the annual rate of 8%.

Commencing after September 30, 2009, the 2014 Notes are convertible into Common Stock at a conversion price of $0.35 per share.  We may require that holders convert the 2014 Notes into Common Stock at any time after the Common Stock has traded at or above $0.70 for fifteen consecutive trading days.  In addition, we may prepay the 2014 Notes at any time at the principal amount plus accrued and unpaid interest.

In the event of a split, subdivision or combination or similar transaction in our Common Stock, or the issuance of a dividend consisting of our Common Stock, the conversion price will be proportionally increased or decreased, as the case may be.  Additionally, in the event of any reclassification, consolidation, merger or sale of substantially all our assets or similar transaction, the holder of a 2014 Note will be entitled to receive, upon conversion, the kind and number of shares of stock and other securities and property receivable upon such transaction as if the holder were the owner of the Common Stock issuable under the 2014 Note immediately prior to any such event at the conversion price in effect on the date of the closing of such transaction.

The 2014 Notes are secured by a first lien on all real, tangible and intangible property.  This security interest is subordinated to: (i) a credit facility that is equal to or less than Three Million Dollars ($3,000,000), (ii) any secured financing that is greater than Two Million Dollars ($2,000,000), provided that (A) we provide the holder twenty (20) business days’ written notice of such secured financing, and (B) all of the funds raised in connection with such secured financing are used to reduce, on a pro rata basis, the principal amount and accrued and unpaid interest owed on the 2014 Notes, (iii) real estate financing that we may incur for the purchase of a corporate facility provided that the annual mortgage payments are less than the rent expense that we pay in the year of such purchase for leased facilities, and (iv) secured financing not to exceed Four Million Dollars ($4,000,000) at any one time for the purpose of financing an acquisition by us of the business of another person.

The Company has the intention and a reasonable basis to believe that it will have the financial ability to make all payments on the 2014 Notes.  The Company is not aware of any existing short position of a selling securityholder.

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk.  You should carefully consider the risk factors described below, including the risks set forth under “Special Note Regarding Forward-Looking Statements” and all other information contained in this prospectus, as well as the other information we include or incorporate by reference in this prospectus.

Risks Related to the Securities

Our Common Stock Is Thinly Traded.

Our Common Stock trades on the over-the-counter bulletin board (OTC-BB) market and is thinly traded compared to larger, more widely known companies. Thinly traded securities can be more volatile than securities trading in a more active public market. We cannot predict the extent to which an active public market for the Common Stock will exist after this offering.

Our Stock Lacks Liquidity.

We have 15,500,281 shares of Common Stock outstanding and obligations to issue an additional 2,932,208 shares upon the exercise of outstanding options and 11,571,023 shares which we must issue upon the conversion of the Modified Notes due 2014.  As of April 2, 2012 the previous 30 day average daily volume for our Common Stock equals only approximately 500 shares per day. This lack of liquidity in our Common Stock would increase the risk associated with investing in our Common Stock. The sale of any significant portion of these shares could have a depressing effect upon the trading market for our Common Stock.

We have not Paid, and Do Not Expect to Pay, Dividends on our Common Stock.

We have not paid dividends on our Common Stock since our inception and do not intend to pay any dividends to our Common Stock holders in the foreseeable future. We intend to reinvest any earnings in the development and expansion of our business.

Our Stock Price is Highly Volatile, and investing in our Common Stock Involves a High Degree of Risk.

The market price of our Common Stock, like the securities of many other medical diagnostic companies, fluctuates over a wide range, and you can expect it to continue to be highly volatile in the future. Since October 1, 2001, our stock has traded at a high of $1.19 and a low of $.03.  The following factors may affect the market price of our Common Stock:

•	fluctuation in our operating results;

•	new product announcements made by us or our competitors;

•	our ability to develop, introduce and market new products on a timely basis;

•	our manufacturing capacities and our ability to increase the scale of these capacities;

•	the amount we spend on research and development;

•	changes in our strategy;

•	consolidation within our industry;

•	changes in the regulatory environment;

•	public concern as to the safety of our devices or similar devices developed by our competitors; and

•	general market conditions.

Because our stock price is so volatile, investing in our Common Stock is highly risky. A potential investor must be able to withstand the loss of his entire investment in our Common Stock.

Directors Stock Purchase Plan and Company ESOP Plan

The Company has a Directors 10b(5)-1 Stock Purchase Plan and an Employee Stock Ownership Plan that purchase on a quarterly basis approximately $1,650 of the Company’s Common Stock on the open market.  This quarterly contribution may change over time and affect the demand for the Company’s Common Stock.

Risks Relating to Our Business

We are Not Profitable.

We continue to incur net losses and operating losses in recent fiscal years.  There can be no assurance that we will experience profitability in the future. Our ability to be consistently profitable will depend, in part, on our ability to execute our business plan. We make no assurances that we will be able to successfully execute our business plan which includes:

•	continuing to develop innovative products;

•	increasing our sales and marketing activities;

•	increasing our manufacturing activities and efficiencies; and

•	effectively competing against current and future competitors.

We Have Major Suppliers and the Loss of any Such Major Supplier Would Significantly Affect Our Revenues.

We purchase a relatively large amount of products from only a few significant suppliers.  If we were to lose certain supplier contracts, we may not be able to replace them.  Our financial position, results of operations, our ability to pay debt and our ability to make distributions to our stockholders may be adversely affected by financial difficulties experienced by major suppliers.

We are Subject to Risks and Uncertainties that May Cause Our Actual Results, Performance or Achievement to Differ Materially from our Historical Results.

Our periodic operating results have varied in the past. In the future, we expect our periodic operating results to vary significantly depending on, but not limited to, a number of factors, including, in addition to those factors discussed elsewhere in this section:

•	new product announcements made by us or our competitors;

•	changes in our pricing structures or the pricing structures of our competitors;

•	our ability to develop, introduce and market new products on a timely basis;

•	our manufacturing capacities and our ability to increase the scale of these capacities;

•	the amount we spend on research and development;

•	changes in our strategy;

•	consolidation within our industry; and

•	changes in the regulatory environment.

We May Need Additional Funding in the Future for Our Operations, and These Funds May Not be Available to Us.

To the extent that our existing resources and anticipated revenue from the sale of our products are insufficient to fund our activities, we will have to raise additional funds from the issuance of public or private securities. We may not be able to raise additional funding, or if we are able to, we may not be able to raise funding on acceptable terms. We may dilute then-existing stockholders if we raise additional funds by issuing new equity securities. Alternately, we may have to relinquish rights to certain of our technologies, products and/or sales territories if we are required to obtain funds through arrangements with collaborative partners. If we are unable to raise needed funds, we may be required to curtail our operations significantly. This would materially adversely affect our operating results and financial condition.

We Rely on Trade Secrets and Confidentiality Agreements to Protect our Technology.

While we own a number of patents, we protect our technology primarily as trade secrets rather than relying on patents, either because patent protection is not possible or, in our opinion, would be less effective than maintaining secrecy. In addition; we rely upon confidentiality agreements with our employees. To the extent that we rely on confidentiality agreements and trade secret protection, there can be no assurance that our efforts to maintain secrecy will be successful or that third parties will not be able to develop the technology independently.

Our Internal Research and Development Resources are Limited.

Our research and development expenses are reported in filings we make with the SEC.  In addition, we anticipate outsourcing some research and development activities, and we may increase research and development headcount were we to determine it to be appropriate.

We Rely on Distributors to Sell Our Products and Have Sole Distributorship Agreements in a Number of Countries.

We distribute many of our products primarily through distributors. As a result, we are dependent upon these distributors to sell our products and to assist us in promoting and creating a demand for our products. We have a number of distributors in and outside of the United States who distribute our products. We believe that our future growth depends on the efforts of these distributors. If one of our distributors were to stop selling our products we may not be able to replace such lost revenue. Furthermore, many of our distributors may carry our competitors’ products, and may promote our competitors’ products over our own products.

We Have Substantial Sales in Brazil and our Revenues are Subject to the Currency Fluctuations, Political and Economic Risks Associated with doing Business in Brazil.

A significant amount of our sales are through our Brazilian subsidiary and are subject to the currency fluctuations, political and economic risks associated with doing business in Brazil and over which we have no control. Our growth plans include continuing to grow revenues in Brazil going forward.

Compliance with Governmental Regulations Impose Significant Costs on our Business and New Governmental Regulations May Impose Additional Costs on our Business.

Federal, State and Local Regulations

In the United States we are subject to numerous federal, state and local regulations regarding the manufacture and sale of health care products and diagnostic devices. These regulations are subject to change. We cannot predict what impact, if any, such changes would have on our business.

Our production and marketing activities are subject to regulation by the United States Food and Drug Administration (“FDA”), under the authority of the Federal Food Drug, and Cosmetic Act. These regulations require that we must formally notify the FDA of our intentions to market in vitro diagnostic devices through a regulatory submissions process, either the 510(k) process or the Premarket Approval (PMA) process. When a 510(k) process is used, we are required to demonstrate that the product is “substantially equivalent” to another product in commercial distribution. We cannot proceed with sales of our diagnostic products in the United States until we receive clearance from the FDA in the form of a substantial equivalency letter. Currently, the majority of products that are reviewed by the 510(k) process are cleared within 90 days. In certain cases, specifically for Class III devices, we must follow the PMA process that involves a lengthier and more burdensome process.

We are required to register with the FDA as a device manufacturer and to disclose our devices. Accordingly, we are subject to inspection on a routine basis for compliance with the FDA’s Quality System Regulations. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to design, manufacturing, testing, process control, and distribution activities. In addition, we are required to comply with various FDA requirements for labeling, pursuant to the applicable regulations. Finally, the FDA prohibits an approved device from being marketed for unapproved applications. A failure to satisfy any of these regulations could have a material adverse effect on our business and results of operations.

Federal and state regulations regarding the manufacture and sale of health care products and diagnostic devices may change. We cannot predict what impact, if any, such changes would have on our business.

International Regulations

Our products are distributed internationally and we are subject to numerous regulations regarding the manufacture and sale of health care products and diagnostic devices in territories outside the United States. These regulations are subject to change. We cannot predict what impact, if any, such changes would have on our business.

The regulatory controls being imposed upon us with respect to the international distribution and marketing of in vitro diagnostic devices are increasing. Specifically, member nations of the European Community are developing a standardized quality system called EN 29000 that is anticipated to be effective throughout the European Community once enacted. Companies will be allowed a grace period to conform to the directive. We will be required to conform to the EN 29000 regulations for any product sold in the European Community. The European Community has adopted the IVD Directive. All in vitro devices must bear the CE Marking of Conformity by December 2003. We have registered most of our products and continue to work to register several other products. In addition, other countries are expected to come under the IVD directive and we will continue to register products where necessary. Hemagen received the CE Marking for the Analyst instrument in December 1999.

In addition, as we continue to sell in foreign markets, we may have to obtain additional governmental clearances in those markets. We may not be able to obtain regulatory clearances for our products in foreign markets, and the failure to obtain these regulatory clearances will materially adversely affect our business and results of operations.

We Depend on Key Members of our Management and Scientific Staff, and We Must Retain and Recruit Qualified Individuals if We are to be Competitive.

We are highly dependent on the principal members of our management and scientific staff. The loss of any of these key personnel, including in particular William P. Hales, our Chairman, President and Chief Executive Officer, and certain scientific personnel might impede the achievement of our business objectives. We are not aware of any member of our senior or executive management team who intends to retire within one year of the date of this filing. We do not maintain key man life insurance on any of our active employees.

We May be Subject to Product Liability Claims.

The research, development, manufacturing, testing, marketing and sale of clinical diagnostic products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against us. We may incur product liability due to product failure or improper use of products by the user. Inaccurate detection may result in the failure to administer necessary therapeutic drugs or administration of unnecessary and potentially toxic drugs. Even with proper use of a product, there may be specific instances in which the results obtained from our test kits could lead a physician to predict the inappropriate therapy for a particular patient. We maintain product liability insurance in the amount of up to $2,000,000 per incident and in the aggregate which, based on our experience and industry practice, we believe to be adequate for our present operations. No assurance can be given that our insurance coverage is sufficient to fully insure against claims, which may be made against us.

Our Activities Involve the Use of Hazardous Materials, and We may be Held Liable for any Accidental Injury from these Hazardous Materials.

Our research and development activities involve the controlled use of hazardous materials. Although we believe that our safety procedures for handling and disposing of our hazardous materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages that result and significant and unexpected costs including costs relating to liabilities and clean-up, costs from increased insurance premiums or liability to obtain adequate insurance at a reasonable price and costs from loss of operations during clean-up.

Our Industry is Highly Competitive.

The clinical diagnostics industry is highly competitive. There are many companies, both public and private, engaged in diagnostics-related research and development, including a number of well-known pharmaceutical and chemical companies. Competition is based primarily on product reliability, customer service and price. Many of these companies have substantially greater capital resources and have marketing and business organizations of substantially greater size than us. Many companies have been working on immunodiagnostic reagents and products, including some products believed to be similar to those currently marketed or under development by us, for a longer period of time than us. We expect competition within this industry to intensify.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intend,” “believes,” “should,” and similar expressions and the negative versions thereof, and by the context in which they are used.  Such statements are based only upon our current expectations.  Any forward-looking statement speaks only as of the date made.  Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied.  We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action which Hemagen intends to pursue to achieve strategic objectives constitute forward-looking information. All forward-looking statements, including those relating to the sufficiency of such charges, implementation of strategies and the achievement of financial performance are each subject to numerous conditions, uncertainties, risks and other factors. Factors which could cause actual performance to differ materially from these forward-looking statements, include, without limitation, management's analysis of Hemagen's assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, competition reliance on significant suppliers, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing products, recessionary pressures on the economy and the markets in which our customers operate, costs and difficulties in complying with the laws and regulations administered by the FDA and other governmental bodies, changes in the relative strength of the U.S. Dollar and Brazilian Real, unfavorable political or economical developments in Brazilian operations and the ability to assimilate successfully product acquisitions.

HEMAGEN DIAGNOSTICS, INC.

Hemagen Diagnostics, Inc., a biotechnology company that develops, manufactures and markets approximately 68 FDA cleared proprietary medical diagnostic test kits, was founded in 1985 and became a public company in 1993. Our mission is to produce the highest quality diagnostics in user-friendly formats at the best prices and to distinguish ourselves as the customer focused, high quality, manufacturer of choice. We produce high quality diagnostic products in many different formats, all designed to meet the changing needs of today’s laboratory.

We are a multinational corporation committed to serving markets worldwide. We continue to focus on new products and technologies, and our products are used in over one thousand respected laboratories, hospitals and blood banks throughout the world. We focus on markets that offer significant growth opportunities.

In the United States, we sell our products directly to physicians, veterinarians, clinical laboratories, and blood banks and on a private-label basis through multinational distributors of medical products. Internationally, we sell our products primarily through an extensive distributor network.

We have two different product lines, the Virgo® line and the Analyst® line:

The VIRGO® product line consist of various diagnostic test kits that are used to aid in the diagnosis of certain autoimmune and infectious diseases, using ELISA, Immunoflourescence, and hemagglutination technology. The Analyst® product line is an FDA-cleared Benchtop Clinical Chemistry Analyzer System, including consumables that are used to measure important constituents in human and animal blood. The Virgo product-line is marketed directly to reference laboratories, hospitals, and universities in the United States, among others and internationally. There are over 30 distributors that market the Virgo® product line. Hemagen also markets the Virgo® product line in South America through its wholly-owned subsidiary Hemagen Diagnosticos Comercio, Importacao Exportacao, Ltd. (HDC), a Brazilian limited liability company.

In September 1998, the Company acquired the ANALYST® BENCHTOP CLINICAL CHEMISTRY SYSTEM, which was originally designed by Dupont, from Dade Behring, Inc. The Analyst® is a proprietary bench top clinical chemistry instrument and reagent system. The Analyst® instrument is used to test general chemistry profiles for both the human and veterinary markets using a proprietary consumable rotor that is manufactured by Hemagen at its Columbia, Maryland facility. The Analyst® is cleared by the FDA for marketing in the United States to physician office laboratories. In December 2002 Hemagen also acquired another veterinary chemistry analyzer system, the Endocheck. Today, Hemagen estimates that its customer base for the Analyst® is approximately 90% veterinary practices and 10% physician office laboratory practices.

In 1995, Hemagen completed the acquisition of a comprehensive line of diagnostic test kits utilizing immunofluorescence technology (“IFA products”) from Schiaparelli Biosystems, Inc. The IFA products and Hemagen’s comprehensive line of proprietary diagnostic test kits based on enzyme-linked immunosorbence assay technologies (“ELISA” or “EIA”) and hemagglutination technology (“HA”) form the Virgo® product line. These products are used to test for autoimmune and infectious diseases and are manufactured for manual use or for use on automated instrument platforms.

Our principal offices are located at 9033 Red Branch Road, Columbia, Maryland, 21045, and our telephone number is (443) 367-5500. We maintain our corporate website at www.hemagen.com. Information on our website is not part of this Offering Memorandum. Investors can obtain copies of our filings with the Securities and Exchange Commission from this site free of charge as well as from the Securities and Exchange Commission website at www.sec.gov. Information in this Offering Memorandum should be read in conjunction with our Form 10- K for the year ended September 30, 2011 and all other documents listed below under “Incorporation by Reference.”

The following persons are the directors and/or officers and/or controlling persons of Hemagen:

William P. Hales	President, Chief Executive Officer and Chairman of the Board of Directors
Catherine M. Davidson	Chief Financial Officer and Corporate Secretary
Dr. Alan S. Cohen	Director
Edward T. Lutz	Director

The address of each person listed above is c/o Hemagen Diagnostics, Inc., 9033 Red Branch Road, Columbia, Maryland, 21045, and each such person’s telephone number is (443) 367-5500.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any securities under this prospectus by the selling securityholders.

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 45,000,000 shares of Common Stock, $.01 par value, of which 15,500,281 were issued and outstanding as of May 14, 2012.  The following summary description of our Common Stock is qualified in its entirety by reference to our Restated Certificate of Incorporation.

The holders of our Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of holders. There is no cumulative voting for the election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefore, and, upon our liquidation, dissolution or winding up of, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the offering will be, validly issued, fully paid, and nonassessable.

MARKET FOR COMMON STOCK

Our Common Stock has been traded on the Over-the-counter Bulletin Board OTC-BB market since March 3, 2003.  Prior to that, our Common Stock traded on the over-the-counter market through the NASDAQ Smallcap Market from February 4, 1993 to February 28, 2003.  On May 1, 2012 the closing bid and ask price for our Common Stock as reported by the OTC-BB were $.03 and $.03 per share, respectively.  As of April 2, 2012, the previous thirty day average daily volume for our Common Stock equals approximately 500 shares.

For the period indicated, the following table sets for the range of high and low bid prices for our Common Stock as reported by the OTC-BB and the Nasdaq for the period indicated.  These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Fiscal Year Ending September 30, 2011
First Quarter	$0.07	$0.04
Second Quarter	$0.08	$0.06
Third Quarter	$0.08	$0.04
Fourth Quarter	$0.04	$0.03

Fiscal Year Ended September 30, 2010
First Quarter	$0.11	$0.07
Second Quarter	$0.11	$0.05
Third Quarter	$0.10	$0.06
Fourth Quarter	$0.10	$0.06

Fiscal Year Ended September 30, 2009
First Quarter	$0.15	$0.05
Second Quarter	$0.15	$0.06
Third Quarter	$0.20	$0.10
Fourth Quarter	$0.16	$0.07

Fiscal Year Ended September 30, 2008
First Quarter	$0.25	$0.16
Second Quarter	$0.19	$0.13
Third Quarter	$0.25	$0.11
Fourth Quarter	$0.24	$0.10

DIVIDENDS

We have never paid cash dividends on our Common Stock.  We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

SELLING SECURITYHOLDERS

In a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, on September 30, 2009, we completed an exchange offer effective September 30, 2009 pursuant to which holders of 8% Senior Subordinated Secured Convertible Notes due 2009 exchanged those Notes for Modified 8% Notes due 2014.  We agreed to use our best efforts to register the Common Stock that may be acquired upon conversion of the Modified Notes due 2014. The Modified Notes due 2014 are convertible by holders into shares of Common Stock at $0.35 per share after September 30, 2009.  We can require the conversion of these Modified Notes due 2014 to shares of Common Stock at any time after our shares of Common Stock trade at or above $0.70 per share for fifteen consecutive trading days.

Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of such securities. The selling securityholders may offer all, some or none of the securities.

The table below sets forth the name of each selling securityholder and shares of common stock that may be offered by each selling securityholder under this prospectus. Information about the selling securityholders may change from time to time.  Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

Because the selling securityholders may offer all or some portion of the securities, we cannot estimate the amount of securities that may be held by the selling securityholders upon the completion of any sales.  Therefore we have assumed for purposes of the following table that they sell all shares offered.  For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

Name of Selling Securityholder	No. of Shares of Common Stock Owned Prior to Offering	No. of Shares of Common Stock Offered Hereby(1)	No. of Shares of Common Stock Owned After Offering	Percent (%) of Shares of Common Stock Owned After Offering(3)
William P. Hales(2)	4,489,222	2,504,200	1,985,022	7%

Delaware Charter Guaranty & Trust c/f William P. Hales IRA	32,850	22,800	10,050	0%

Judith A. Wiley	83,126	47,500	35,626	0%

Charles Goodin	89,126	47,500	41,626	0%

Maria Molinsky	273,750	190,000	83,750	0%

Robert B. Hasoloecher	84,438	47,500	36,938	0%

The Aysseh Family LLC	729,375	475,000	254,375	1%

Max M. Rothschild	157,690	70,371	87,319	0%

Name of Selling Securityholder	No. of Shares of Common Stock Owned Prior to Offering	No. of Shares of Common Stock Offered Hereby(1)	No. of Shares of Common Stock Owned After Offering	Percent (%) of Shares of Common Stock Owned After Offering(3)
Taegen Corp.	2,028,556	1,239,880	788,676	3%

Allison Marie Corp.	1,632,699	914,269	718,430	3%

Thomas E. Hales	811,750	475,000	336,750	1%

Brook Manor Holdings Corp Att.L.Shaw	821,476	419,117	402,359	1%

Tenth Level Corp.	1,264,592	475,000	789,592	3%

Ran Furman	73,126	47,500	25,626	0%

Irwin Gruverman	73,126	47,500	25,626	0%

Stacy Halpern	101,390	70,371	31,019	0%

Jonathan Rothschild	1,487,646	345,331	1,142,315	4%

Ralph Mandarino	648,350	356,446	291,904	1%

Allan Zavarro	146,250	95,000	51,250	0%

Robert Chamow	73,126	47,500	25,626	0%

Carol J. Hochman, Trustee for Richard Hochman Defined Benefit Plan	482,500	380,000	102,500	0%

Richard H. Hochman	146,250	95,000	51,250	0%

Dennis M. Galgano	438,750	285,000	153,750	1%

Mildred Toder and Bonnie Toder, JTWROS	129,537	124,737	4,800	0%

Irving Hackel	86,676	35,731	50,945	0%

Eric Hackel	238,739	106,877	131,862	0%

Richard H. Hockman - Traditional IRA	190,000	190,000	-	0%

Joan L Morgen	27,375	19,000	8,375	0%

Richard H. Hein Trust Dtd. 6/12/95	146,250	95,000	51,250	0%

Alfred F. Lehmkuhl Trustee Under The Alfred F. Lehmkuhl Declaration of Trust Dated September 29, as Modified	146,250	95,000	51,250	0%

Stanley L. Glaser	52,188	47,500	4,688	0%

Ari Soshtain	68,438	47,500	20,938	0%

Gilad Ottensoser	274,206	178,126	96,080	0%

Name of Selling Securityholder	No. of Shares of Common Stock Owned Prior to Offering	No. of Shares of Common Stock Offered Hereby(1)	No. of Shares of Common Stock Owned After Offering	Percent (%) of Shares of Common Stock Owned After Offering(3)
Jack Polak	131,390	70,371	61,019	0%

Wayne Saker	293,125	285,000	8,125	0%

Stifel Nicolaus & Co. F/B/O Peter Wierenga	136,875	95,000	41,875	0%

John A. Erickson	64,159	15,833	48,326	0%

John E. Erickson	17,833	15,833	2,000	0%

Myia Fraser	15,833	15,833	-	0%

Stifel Nicolaus & Co. F/B/O Paul & Mary Jo Drueke	47,500	47,500	-	0%

Joseph Kendelski	76,126	47,500	28,626	0%

Celeste Hackel	460,573	324,394	136,179	0%

Cheryl Pearl	68,438	47,500	20,938	0%

Arthur E. Engel Trust Dtd. 5/5/88	1,368,750	950,000	418,750	1%

Jacqueline Waterman	29,250	19,000	10,250	0%

_______________________

(1)
Includes shares of Common Stock held by such selling securityholder, including shares of Common Stock that may be acquired by such selling securityholder upon conversion of Modified 8% Notes due 2014 which convert into Common Stock.  Excludes fractional shares.

(2)	Includes options to purchase 741,208 shares exercisable within 60 days and 120,414 shares in the employer ESOP plan as of the plan year ended September 30, 2010.
(3)	Based on number of shares of common stock beneficially owned by each selling securityholder as of December 15, 2010.

The following transactions occurred on September 30, 2009.  Before these transactions, 15,245,281 shares of common stock were outstanding, and the market price per share of common stock on or about such date was $0.08; the market price as of April 2, 2012 was $0.03 per share.  13,595,106 shares held by persons other than the selling securityholders, affiliates of the Company or affiliates of selling securityholders were outstanding prior to September 30, 2009.

Name of Selling Shareholder or Affiliate who engaged in the transactions with the issuer	Note Principal Amount	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction
Percentage of total issued and outstanding securities
 that were issued or issuable in the transaction
(assuming full issuance) with the percentage calculated
by taking the number of shares issued and
outstanding prior to the applicable transaction
and held by persons other than the selling
shareholders, affiliates of the company, or
affiliates of the selling shareholders, and
dividing that number by the number of shares
issued in connection with the applicable transaction.

William Hales	876,470.00	2,504,200	117%

Delaware Charter Guaranty & Trust c/f William P. Hales-IRA	7,980.00	22,800	117%

Judith A. Wiley	16,625.00	47,500	117%

Charles Goodin	16,625.00	47,500	117%

Maria Molinsky	66,500.00	190,000	117%

Robert B. Hasoloecher	16,625.00	47,500	117%

The Aysseh Family LLC	166,250.00	475,000	117%

Max M. Rothschild	24,630.00	70,371	117%

Taegen Corp.	433,958.00	1,239,880	117%

Allison Marie Corp.	319,994.00	914,269	117%

Thomas E. Hales	166,250.00	475,000	117%

Brook Manor Holdings Corp Att.L.Shaw	146,691.00	419,117	117%

Tenth Level Corp.	166,250.00	475,000	117%

Ran Furman	16,625.00	47,500	117%

Irwin Gruverman	16,625.00	47,500	117%

Name of Selling Shareholder or Affiliate who engaged in the transactions with the issuer	Note Principal Amount	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction
Percentage of total issued and outstanding securities
 that were issued or issuable in the transaction
(assuming full issuance) with the percentage calculated
by taking the number of shares issued and
outstanding prior to the applicable transaction
and held by persons other than the selling
shareholders, affiliates of the company, or
affiliates of the selling shareholders, and
dividing that number by the number of shares
issued in connection with the applicable transaction.

Stacy Halpern	24,630.00	70,371	117%

Jonathan Rothschild c/o Arterio, Inc.	120,866.00	345,331	117%

Ralph Mandarino	124,756.00	356,446	117%

Allan Zavarro	33,250.00	95,000	117%

Robert Chamow	16,625.00	47,500	117%

Carol J. Hochman, Trustee for Richard Hochman Defined Benefit Plan	133,000.00	380,000	117%

Richard H. Hochman	33,250.00	95,000	117%

Dennis M. Galgano	99,750.00	285,000	117%

Mildred Toder and Bonnie Toder, JTWROS	43,658.00	124,737	117%

Irving Hackel	12,506.00	35,731	117%

Eric Hackel	37,407.00	106,877	117%

Richard H. Hockman Traditional IRA	66,500.00	190,000	117%

Joan L Morgen (Sold to Allison Marie Corp 11-11-11)	6,650.00	19,000	117%

Name of Selling Shareholder or Affiliate who engaged in the transactions with the issuer	Note Principal Amount	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction
Percentage of total issued and outstanding securities
 that were issued or issuable in the transaction
(assuming full issuance) with the percentage calculated
by taking the number of shares issued and
outstanding prior to the applicable transaction
and held by persons other than the selling
shareholders, affiliates of the company, or
affiliates of the selling shareholders, and
dividing that number by the number of shares
issued in connection with the applicable transaction.

Richard H. Hein Trust Dtd. 6/12/95	33,250.00	95,000	117%

Alfred F. Lehmkuhl Trustee Under The Alfred F. Lehmkuhl Declaration of Trust Dated September 29, 1982 as Modified	33,250.00	95,000	117%

Stanley L. Glaser C/O Merrill Lynch - Mark Worden	16,625.00	47,500	117%

Ari Soshtain	16,625.00	47,500	117%

Gilad Ottensoser	62,344.00	178,126	117%

Jack Polak	24,630.00	70,371	117%

Wayne Saker	99,750.00	285,000	117%

Stifel Nicolaus & Co. F/B/O Peter D. Wierenga	33,250.00	95,000	117%

John A. Erickson	5,541.66	15,833	117%

John E. Erickson	5,541.67	15,833	117%

Myia Fraser	5,541.67	15,833	117%

Stifel Nicolaus & Co. F/B/O Paul Drueke & Mary Jo Drueke	16,625.00	47,500	117%

Name of Selling Shareholder or Affiliate who engaged in the transactions with the issuer	Note Principal Amount	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction
Percentage of total issued and outstanding securities
 that were issued or issuable in the transaction
(assuming full issuance) with the percentage calculated
by taking the number of shares issued and
outstanding prior to the applicable transaction
and held by persons other than the selling
shareholders, affiliates of the company, or
affiliates of the selling shareholders, and
dividing that number by the number of shares
issued in connection with the applicable transaction.

Joseph Kendelski	16,625.00	47,500	117%

Celeste Hackel	113,538.00	324,394	117%

Cheryl Pearl	16,625.00	47,500	117%

Arthur E. Engel Trust Dtd. 5/5/88	332,500.00	950,000	117%

Jacqueline Waterman	6,650.00	19,000	117%

Allison Marie Corp. --Purchased from Joan Morgan 11-11-11	-	-	117%
	4,049,858.00	11,571,023

The following transactions occurred on December 23, 2004.  Before these transactions, 10,124,905 shares of common stock were outstanding, and the market price per share of common stock on or about such date was $0.30; the market price as of April 2, 2012 was $0.03 per share.  8,778,917 shares held by persons other than the selling securityholders, affiliates of the Company or affiliates of selling securityholders were outstanding prior to December 23, 2004.

Name of Selling Shareholder or Affiliate who engaged in the transactions with the issuer	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction
Percentage of total issued
and outstanding
securities that were
issued or issuable in the
transaction (assuming
full issuance) with the
percentage calculated by
taking the number of
shares issued and
outstanding prior to the
applicable transaction
and held by persons
other than the selling
shareholders, affiliates
of the company, or
affiliates of the selling
shareholders, and dividing
that number by the
number of shares issued
in connection with the
applicable transaction.

William Hales	2,974,998	72%

Taegen Corp.	761,827	72%

Tenth Level Corp.	431,042	72%

Stifel Nicolaus & Co. F/B/O Paul Drueke & Mary Jo Drueke	43,105	72%

Richard H. hein Trust Dtd. 6/12/95	86,208	72%

Stifel Nocolaus & Co. F/B/O Gary R Kasier, TTEE Gary R Kasier Rev. Trust Dtd 11/19/97	43,105	72%

KDP Enterprises	43,105	72%

Joseph Kendelski	43,105	72%

Maria Molinsky	172,417	72%

Joan L Morgen	17,242	72%

Stifel Nicolaus & Co. F/B/O NorDruk Partners Inv. Co Limited Partners	86,208	72%

Name of Selling Shareholder or Affiliate who engaged in the transactions with the issuer	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction
Percentage of total issued
and outstanding
securities that were
issued or issuable in the
transaction (assuming
full issuance) with the
percentage calculated by
taking the number of
shares issued and
outstanding prior to the
applicable transaction
and held by persons
other than the selling
shareholders, affiliates
of the company, or
affiliates of the selling
shareholders, and dividing
that number by the
number of shares issued
in connection with the
applicable transaction.

Cheryl Pearl	43,105	72%

Trade Sources International	43,105	72%

Stifel Nicolaus & Co. F/B/O Peter D. Wierenga	86,208	72%

Allan Zavaro	86,208	72%

Allison Marie Corp.	862,083	72%

The Aysseh Family LLC	431,042	72%

Robert Chamow	43,105	72%

The Daniel Conners Trust	172,417	72%

Arthur E. Engel Trust Dtd. 5/5/88	862,083	72%

John A. Ericsson	43,105	72%

Ran Furman	43,105	72%

Name of Selling Shareholder or Affiliate who engaged in the transactions with the issuer	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction
Percentage of total issued
and outstanding
securities that were
issued or issuable in the
transaction (assuming
full issuance) with the
percentage calculated by
taking the number of
shares issued and
outstanding prior to the
applicable transaction
and held by persons
other than the selling
shareholders, affiliates
of the company, or
affiliates of the selling
shareholders, and dividing
that number by the
number of shares issued
in connection with the
applicable transaction.

Dennis Galgano	258,625	72%

Charles Goodin	43,105	72%

Irwin Gruverman	43,105	72%

Eric Hackel	96,985	72%

Thomas E. Hales	431,042	72%

Robert B. Hasoloecher	43,105	72%

Carol J. Hochman, Trustee for Richard Hochman Defined Benefit Plan	344,833	72%

Richard H. Hochman	86,208	72%

Charles Schwab & Co., Inc. FBO: Richard H. Hochman SEP IRA DTD 3/31/98 UTA Charles Schwab & Co., Inc.	172,417	72%

A.F. Lehmkuhl	86,208	72%

Name of Selling Shareholder or Affiliate who engaged in the transactions with the issuer	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction
Percentage of total issued
and outstanding
securities that were
issued or issuable in the
transaction (assuming
full issuance) with the
percentage calculated by
taking the number of
shares issued and
outstanding prior to the
applicable transaction
and held by persons
other than the selling
shareholders, affiliates
of the company, or
affiliates of the selling
shareholders, and dividing
that number by the
number of shares issued
in connection with the
applicable transaction.

Ralph Mandarino	323,457	72%

Gilad Ottensoser	75,433	72%

Brook Manor Holdings Corp Att.L.Shaw	380,330	72%

Wayne Saker	258,625	72%

The Seiler Family Trust Dated 6/27/95 Robert J. Selier Trustee	344,833	72%

Ari Soshtain	43,105	72%

Mildred Toder and Bonnie Toder, JTWROS	113,193	72%

Jacqueline Waterman	17,242	72%

Max M. Rothschild	63,859	72%

Jack Polak	63,859	72%

Stacy Halpern	63,859	72%

Jonathan Rothschild c/o Arterio, Inc.	313,373	72%

Name of Selling Shareholder or Affiliate who engaged in the transactions with the issuer	Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction
Percentage of total issued
and outstanding
securities that were
issued or issuable in the
transaction (assuming
full issuance) with the
percentage calculated by
taking the number of
shares issued and
outstanding prior to the
applicable transaction
and held by persons
other than the selling
shareholders, affiliates
of the company, or
affiliates of the selling
shareholders, and dividing
that number by the
number of shares issued
in connection with the
applicable transaction.

Aron Rosenberg	280,354	72%

Francois & Kathy Levy	14,018	72%

James Wiley & Judith Wiley	43,105	72%

BNC Bach International, Ltd c/o Ultra Finance Grossmuenster Platz 6 Note Sold to William Hales on 02/10/09	431,042	72%

Michael R. Ricci	152,579	72%

Tamir Koch	140,177	72%

Wexford Clearing C/F Craig Petrassi IRA Dated 08/21/02 Jesup & Lamont	43,105	72%

	12,189,109

Number of shares outstanding prior to the convertible notes transaction that are held by persons other than the selling shareholders, affiliates of the company, and affiliates of the shareholders	Number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements	Number of shares registered by the selling shareholders or affiliates of the selling shareholders that continue to be held by the affiliates of the selling shareholders	Number of shares that have been sold in registered resale transactions by the William P. Hales selling shareholders or affiliates of the company	Number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction

13,595,106	12,189,104	6,811,460	-	11,571,023

PLAN OF DISTRIBUTION

The securities are being registered to permit the sale of such securities by the holders from time to time after the date of this prospectus.  We will not receive any of the proceeds from their sales.  We will bear the fees and expenses incurred in connection with our obligation to register the securities.  These fees and expenses include registration and filing fees, printing and duplications expenses, fees and disbursements of our counsel and fees and disbursements of the registrar and transfer agent for the securities.  However, the selling securityholders will pay all underwriting discounts, commissions and agent’s commissions, if any.  The selling securityholders may offer and sell the Common Stock that may be acquired upon conversion of the Modified Notes due 2014 from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	on the OTC-BB;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the securities, the selling securityholders may enter into hedging transactions with broker-dealers (which may in turn engage in short sales of the offered securities), short and deliver the securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell such securities.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any securities through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the securities, we will file a post-effective amendment to the registration statement of which this prospectus is a part, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

The underwriter or underwriters with respect to an underwritten offering of securities and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement.  In connection with the sale of the securities, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.  Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the selling securityholders.  Selling securityholders may decide to sell only a portion of securities offered by them pursuant to this prospectus or may decide not to sell any of their securities under this prospectus.  In addition, any selling securityholder may transfer, devise or give the securities by other means not described in this prospects.  Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.  If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other relevant person.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed.  All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Under the securities laws of certain states, the securities may be sold in those states only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.  Each selling securityholder should consult its counsel regarding the application of the states’ Blue Sky or securities laws in connection with sales of the securities.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities.  The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Keating Muething & Klekamp PLL, Cincinnati, Ohio.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for Hemagen Diagnostics, Inc. for the year ended September 30, 2011 have been audited by Stegman & Company, independent registered public accounting firm, as stated in their report thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.Other Expenses Of Issuance And Distribution.

The following table sets forth the expenses in connection with the offering described in this Registration Statement:

Registration Fee	$289.00
Printing Costs	$500.00
Legal fees and expenses	$3,111.00
Accounting fees and expenses	$1,000.00
Blue sky fees and expenses	$5,000.00
Miscellaneous	$100.00
Total	$10,000.00

All of the above expenses other than the Registration Fee are estimates.  All of the above expenses will be borne by the Registrant.

Item 15.  Indemnification Of Directors And Officers.

Delaware General Corporation Law (“DGCL”), Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by securityholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director’s fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Registrant’s Certificate of Incorporation includes the following language:

“To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.”

Section 145 of the DGCL provides for the indemnification of certain persons, including directors, officers and employees of a corporation, under certain circumstances. Article 6 of the Registrant’s Amended and Restated Bylaws states that the Registrant is obligated to provide indemnification to the fullest extent permitted by the DGCL as well as to indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant in which such person has been adjudged liable to the Registrant) by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was a director, officer or employee of the Registrant serving at the request of the Registrant as a director, officer, member, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  In the case of any action, suit or proceeding by or in the right of the Registrant in which such person shall have been adjudged to be liable to the Registrant, such person shall be indemnified only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Registrant currently maintains an insurance policy that provides coverage pursuant to which the Registrant is to be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

Item 16.  Exhibits And Financial Statement Schedules.

Exhibit No.	Description of Document
3.1	Certificate of Incorporation (incorporated by reference from Registration Statement No. 33-52686-B)
3.2	Amended and Restated Bylaws (incorporated by reference from Form 8-K filed on March 29, 2010)
4.1	Specimen Stock Certificate (incorporated by reference from Registration Statement No. 33-52686-B)
4.2	Form of Warrant (incorporated by reference from Registration Statement No. 333-40606)
4.3	Form of 8% Senior Subordinated Secured Convertible Note due 2004 (incorporated by reference from Registration Statement No. 333-40606)
4.4	Form of 8% Senior Subordinated Secured Convertible Note due 2009 (incorporated by reference from Schedule TO-I filed on September 3, 2004)
4.5	Form of 8% Senior Subordinated Secured Convertible Note due 2014 (incorporated by reference from Schedule TO-I filed on September 1, 2009)
5	Opinion of Keating Muething & Klekamp PLL
23.1	Consent of Stegman & Company
23.2	Consent of Keating Muething & Klekamp PLL (contained in Exhibit 5.1)
24	Powers of Attorney (contained on the signature page)

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration

Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1(iii) above do not apply if the Registration Statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           If the securities to be registered are to be offered at competitive bidding, the undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)           The undersigned registrant hereby undertakes that:

(1)           for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)           for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hemagen Diagnostics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbia, State of Maryland, as of the 22nd day of May, 2012.

HEMAGEN DIAGNOSTICS, INC.

By:	/s/ William P. Hales
William P. Hales
President & Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William P. Hales and Catherine M. Davidson, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ William P. Hales	President & Chief Executive Officer, Director	May 22, 2012
William P. Hales
/s/ Alan S. Cohen, M.D.	Director	May 22, 2012
Alan S. Cohen, M.D.
/s/ Edward T. Lutz	Director	May 22, 2012
Edward T. Lutz
/s/ Catherine M. Davidson	Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer	May 22, 2012
Catherine M. Davidson